PROFESSIONALLY MANAGED PORTFOLIOS

SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of the 1st day of March, 2013, to the Distribution Agreement, dated as of June 15, 2009, as amended January 23, 2012, (the “Agreement”), is entered into by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”), on behalf of its series, the DSM Funds and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the DSM Small-Mid Cap Growth Fund in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PROFESSIONALLY MANAGED PORTFOLIOS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Eric W. Falkeis	By:	/s/ James R. Schoenike

Name: Eric W. Falkeis		Name: James R. Schoenike

Title: President		Title: President

DSM – 03/2013

Amended Exhibit A
to the
Distribution Agreement – Professionally Managed Portfolios

Separate Series

Name of Series	Date Added
DSM Large Cap Growth Fund
DSM Global Growth Fund
DSM Small-Mid Cap Growth Fund	on or after March 1, 2013

DSM – 03/2013